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As filed with the Securities and Exchange Commission on August 13, 2001.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TULARIK INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3148800 (I.R.S. Employer Identification No.)

Two Corporate Drive
South San Francisco, CA 94080
(650) 825-7000
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

David V. Goeddel
Chief Executive Officer
Tularik Inc.
Two Corporate Drive
South San Francisco, CA 94080
(650) 825-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Suzanne Sawochka Hooper, Esq.
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
(650) 843-5000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

Common Stock, par value $.001 per share (3)	—	—

Debt Securities (4)	—	—

Total	$250,000,000 (5)	$62,500

(1)
The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.
(2)
Calculated pursuant to Rule 457(o) under the Securities Act.
(3)
Subject to note 5 below, there is being registered hereunder an indeterminate number of shares of common stock of the registrant as may be sold from time to time by the registrant. Pursuant to Rule 457(i), includes such indeterminate number of shares of common stock as are issuable upon conversion of any debt securities issued under this registration statement.
(4)
Subject to note 5 below, there is being registered hereunder an indeterminate principal amount of debt securities of the registrant as may be sold from time to time by the registrant. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount at maturity as shall result in aggregate gross proceeds to the registrant not to exceed $250 million less the gross proceeds attributable to any securities previously issued pursuant to this registration statement.
(5)
In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $250 million, excluding accrued interest, if any, on any debt securities issued under this registration statement. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 13, 2001

PROSPECTUS

$250,000,000

TULARIK INC.

Common Stock
Debt Securities

    From time to time, we may sell common stock and/or debt securities.

    We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

    Our common stock is traded on the Nasdaq National Market under the trading symbol "TLRK." The applicable prospectus supplement will contain information, where applicable, as to any other listing (if any) on The Nasdaq Stock Market's National Market or any securities exchange of the securities covered by the prospectus supplement.

    INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

    THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

    The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            , 2001

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	i
TULARIK	1
THE SECURITIES WE MAY OFFER	2
RISK FACTORS	3
FORWARD-LOOKING INFORMATION	14
RATIO OF EARNINGS TO FIXED CHARGES	14
USE OF PROCEEDS	14
DESCRIPTION OF CAPITAL STOCK	15
DESCRIPTION OF DEBT SECURITIES	17
LEGAL OWNERSHIP OF SECURITIES	23
PLAN OF DISTRIBUTION	27
LEGAL MATTERS	29
EXPERTS	29
WHERE YOU CAN FIND MORE INFORMATION	29

    This prospectus is part of a registration statement we filed with the Securities and Exchange Commission ("SEC"). You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

    Tularik Inc., the Tularik Inc. logo and all other Tularik names are trademarks of Tularik Inc. in the U.S. and in other selected countries. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may sell common stock and debt securities in one or more offerings up to a total dollar amount of $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell common stock or debt securities, we will provide a prospectus supplement that will contain more specific information, as set forth below under "The Securities We May Offer." We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under "Where You Can Find More Information."

i

TULARIK

    Tularik engages in the discovery and development of a broad range of novel and superior orally available drugs that act through the regulation of gene expression. Building on our scientific strengths, we intend to become a world-class pharmaceutical company. Our research programs, all of which address attractive commercial markets, include cancer, viral diseases, inflammation, immune disorders, lipid disorders, diabetes and obesity. We have diversified our drug discovery and development efforts not only across a large number of diseases, but also across multiple promising targets and drug candidates for these diseases.

    We were incorporated in California in 1991 and reincorporated in Delaware in 1997. Our principal office is located at Two Corporate Drive, South San Francisco, California 94080 and our telephone number is (650) 825-7000. Our web site is located at www.tularik.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web site address is included in this document as an inactive textual reference only.

THE SECURITIES WE MAY OFFER

    We may offer shares of our common stock and various series of debt securities with a total value of up to $250,000,000 million from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

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  designation or classification;

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  aggregate principal amount or aggregate offering price;

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  maturity, if applicable;

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  rates and times of payment of interest or dividends, if any;

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  redemption, conversion or sinking fund terms, if any;

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  voting or other rights, if any;

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  conversion prices, if any; and

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  important federal income tax considerations.

    The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference.

    THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

    We may sell the securities directly to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

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  the names of those agents or underwriters;

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  applicable fees, discounts and commissions to be paid to them; and

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  the net proceeds to us.

    Common Stock.  We may issue shares of our common stock from time to time. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to any preferences of outstanding shares of preferred stock, holders of common stock are entitled to dividends when and if declared by the board of directors.

    Debt Securities.  We may offer debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into our common stock. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

    The debt securities will be issued under indentures between us and a national banking association, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Indentures have been filed as exhibits to the registration statement of which this prospectus is a part and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports we file with the SEC.

RISK FACTORS

    An investment in our securities is risky. Prior to making a decision about investing in our securities, you should carefully consider the specific risks discussed under the caption "Risk Factors" in both the prospectus and the applicable prospectus supplement, together with all of the other information contained in this prospectus and the prospectus supplement or appearing or incorporated by reference in the registration statement of which this prospectus is a part. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock and/or debt securities could decline, and you might lose all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these additional risks or uncertainties occur, the trading price of our common stock and/or debt securities could decline, and you might lose all or part of your investment.

If we continue to incur operating losses for a period longer than anticipated, we may be unable to continue our operations.

    We have generated operating losses since we began operations in November 1991. The extent of our future losses and the timing of potential profitability are highly uncertain, and we may never achieve profitable operations. We have been engaged in discovering and developing drugs since inception, which has required and will continue to require significant research and development expenditures. To date, we have no products that have generated any revenue. As of June 30, 2001, we had an accumulated deficit of approximately $151.8 million. Even if we succeed in developing a commercial product, we expect to incur losses for at least the next several years, and we expect that our losses will increase as we expand our research and development activities. If the time required to generate product revenues and achieve profitability is longer than anticipated, we may not be able to continue our operations. If we fail to obtain the necessary capital, we will not be able to fund our operations.

Because our product candidates are in an early stage of development, there is a high risk of failure.

    We have no products that have received regulatory approval for commercial sale. All of our product candidates are in early stages of development, and we face the risks of failure inherent in developing drugs based on new technologies. None of our prospective products, including our anti-cancer candidates T138067 ("T67"), T900607 ("T607") and T904064, licensed from Eli Lilly and Company ("Eli Lilly") and formerly known as lometrexol ("T64"), and our anti-cytomegalovirus candidate T902611 ("T611"), is expected to be commercially available until at least 2004. Two of our drug candidates, T67 and T607, operate in a similar manner. Based on results at any stage of clinical trials, we may decide to discontinue development of one or both of these compounds. Additionally, even if the clinical results are favorable for both compounds, we may decide to commercialize only one of the compounds.

    Our products must satisfy rigorous standards of safety and efficacy before they can be approved by the United States Food and Drug Administration ("FDA") and international regulatory authorities for commercial use. We will need to conduct significant additional research, pre-clinical testing and clinical trials before we can file applications with the FDA for product approval. Clinical trials are expensive and have a high risk of failure. In addition, to compete effectively, our products must be easy to use, cost-effective and economical to manufacture on a commercial scale. We may not achieve any of these objectives. Any of our products may not attain market acceptance. Typically, there is a high rate of attrition for products in pre-clinical testing and clinical trials. Also, third parties may develop superior products or have proprietary rights that preclude us from marketing our products. If research and testing is not successful or we fail to obtain regulatory approval, we will be unable to market and sell our future product candidates.

The progress and results of our animal and human testing are uncertain.

    Pre-clinical testing and clinical development are long, expensive and uncertain processes. It may take us several years to complete our testing, and failure can occur at any stage of testing. Interim results of trials do not necessarily predict final results, and acceptable results in early trials may not be repeated in later trials. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful. For example, a single partial response, such as that seen in phase 1 clinical testing of T67, or even a small number of partial responses, such as those seen in phase 1 clinical testing of T64 and T607, are not necessarily indicative of success in demonstrating efficacy in phase 2 and phase 3 clinical testing. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Commercialization of our product candidates depends upon successful completion of clinical trials. We must provide the FDA and foreign regulatory authorities with clinical data that demonstrates the safety and efficacy of our products before they can be approved for commercial sale. None of the product candidates that we have internally developed or licensed have advanced beyond the stage of human testing designed to determine efficacy, known as phase 2 clinical trials.

    Any clinical trial may fail to produce results satisfactory to the FDA. Pre-clinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be repeated or a program to be terminated. We typically rely on third-party clinical investigators to conduct our clinical trials and other third-party organizations to perform data collection and analysis and, as a result, we may face additional delaying factors outside our control.

    We do not know whether planned clinical trials will begin on time or whether any of our clinical trials will be completed on schedule or at all. We do not know whether any clinical trials will result in marketable products. Our product development costs will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. If the delays are significant, our financial results and the commercial prospects for our products will be harmed, and our ability to become profitable will be delayed.

    Three of our first four clinical candidates are directed to the treatment of cancer. Anti-cancer drugs generally have a narrow therapeutic window between efficacy and toxicity. If unacceptable toxicity is observed in clinical trials, the trials may be terminated at an early stage. Drug-related deaths may occur in clinical trials with anti-cancer drugs, because drugs for the treatment of cancer are typically dangerous and cancer patients are critically ill. Several deaths occurred during Eli Lilly's phase 1 clinical trials of T64.

    We do not know whether our existing or any future clinical trials will demonstrate safety and efficacy sufficient to obtain the requisite regulatory approvals or will result in marketable products. Our failure to adequately demonstrate the safety and efficacy of our products under development will prevent receipt of FDA approval and, ultimately, commercialization of our products.

    For additional information concerning the testing of our prospective products, see "Business—Government Regulation" in our most recent annual report on Form 10-K and any amendments thereto reflected in subsequent filings with the SEC.

Because we must obtain regulatory approval to market our products in the United States and foreign jurisdictions, we cannot predict whether or when we will be permitted to commercialize our products.

    The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether regulatory clearance will be obtained for any product we develop. A pharmaceutical product cannot be marketed in the United States until it has completed rigorous pre-clinical testing and clinical trials and an extensive regulatory clearance process implemented by the FDA. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Of particular significance are the requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use.

    Before commencing clinical trials in humans, we must submit and receive approval from the FDA of an Investigational New Drug ("IND") application. Clinical trials are subject to oversight by institutional review boards and the FDA and:

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  must be conducted in conformance with the FDA's good clinical, laboratory and manufacturing practice regulations;

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  must meet requirements for informed consent;

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  are subject to continuing FDA oversight;

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  may require large numbers of test subjects; and

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  may be suspended by us or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND application or the conduct of these trials.

    While we intend to file one to two INDs per year over the next several years, no assurance can be made that we will be able to do so or that the FDA will approve any IND in a timely manner or at all.

    Before receiving FDA clearance to market a product, we must demonstrate that the product is safe and effective on the patient population that will be treated. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory clearances. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our potential products or us. Additionally, we have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approval.

    If regulatory clearance of a product is granted, this clearance will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and efficacious. We cannot ensure that any compound developed by us, alone or with others, will prove to be safe and efficacious in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing clearance.

    Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process includes all of the risks associated with FDA clearance described above.

    For additional information concerning regulatory approval of our prospective products, see "Business—Government Regulation" in our most recent annual report on Form 10-K and any amendments thereto in subsequent filings with the SEC.

Failure to attract, retain and motivate skilled personnel will delay our product development programs and our research and development efforts.

    As of June 30, 2001, we had 317 employees. Our success depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel. Competition for personnel is intense. In particular, our product development programs depend on our ability to attract and retain highly skilled chemists and clinical development personnel. The loss of the services of any of these personnel, in particular, David V. Goeddel, our Chief Executive Officer, could impede significantly the achievement of our research and development objectives. In addition, we will need to hire additional personnel as we continue to expand our research and development activities. We do not know if we will be able to attract, retain or motivate personnel.

The drug discovery methods we employ are relatively new and may not lead to the development of drugs.

    The drug discovery methods we employ based upon the regulation of gene expression are relatively new. We do not know if these methods will lead to the discovery of commercially viable drugs. None of our cancer product candidates undergoing clinical testing acts by the regulation of gene expression. There is limited scientific understanding generally relating to the regulation of gene expression and the role of genes in complex diseases, and relatively few products based on gene discoveries have been developed and commercialized by drug manufacturers. Even if we are successful in identifying the pathways that cells use to control the expression of genes associated with specific diseases, these discoveries may not lead to the development of drugs. Furthermore, our drug discovery efforts are focused on a number of target genes, the functions of which have not yet been fully identified. As a result, the safety and efficacy of drugs that alter the expression of these genes have not yet been established. Therefore, we cannot assure you that our research and development activities will result in any commercially viable products. We expect to continue to in-license or acquire additional product candidates to augment the results of our internal research activities, and in-licensed candidates may not result in commercially viable products.

If we cannot maintain our current corporate collaborations and enter into new corporate collaborations, our product development could be delayed.

    We rely, to a significant extent, on our corporate collaborators to provide funding in support of our research and to jointly conduct some research and pre-clinical testing functions. If any of our corporate collaborators were to breach or terminate their agreement with us or otherwise fail to conduct the collaborative activities successfully and in a timely manner, the pre-clinical or clinical development or commercialization of the affected product candidates or research programs could be delayed or terminated. We cannot control the amount and timing of resources our corporate collaborators devote to our programs or potential products. In addition, we expect to rely on our corporate collaborators for commercialization of some of our products.

    The continuation of any of our partnered drug discovery and development programs may be dependent on the periodic renewal of our corporate collaborations. All of our corporate collaborations have terms of five or fewer years, which is less than the period required for the discovery, clinical development and commercialization of most drugs. Each of our corporate collaboration agreements provides that, upon expiration of a specified period after commencement of the agreement, the corporate collaborator has the right to terminate the agreement on short notice, and each corporate collaboration agreement, other than the agreement with the Roche Bioscience division of Syntex (U.S.A.) LLC, provides that these terminations do not require cause. Our collaboration with Merck & Co. was terminated by Merck in March 1999, our collaboration with Sumitomo Pharmaceuticals Co. expired in January 2000, our collaboration with Taisho Pharmaceutical Co. was terminated by Taisho in March 2000, our collaboration with Japan Tobacco Inc. in the area of obesity/diabetes will expire in September 2001 and Knoll AG has notified us that it is terminating our collaboration effective October 31, 2001. In addition, Japan Tobacco has notified us that the research portion of the lipid disorders collaboration will terminate in September 2001, although the development portion of this collaboration will continue for certain lead compounds in accordance with the terms of the collaboration agreement. Our other corporate collaboration agreements also may terminate before the full term of the collaborations. Moreover, we may not be able to renew these collaborations on acceptable terms, if at all. If funding from one or more of our corporate collaborations were reduced or terminated, we would be required to devote additional internal resources to product development or scale back or terminate some development programs or seek alternative corporate collaborators.

    There have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future corporate collaborators. If business combinations involving our corporate collaborators were to occur, the effect could be to diminish, terminate or cause delays in one or more of our corporate collaborations.

    Until recently, our corporate collaboration strategy focused on partnering with pharmaceutical companies to fund our research in the regulation of gene expression. Over the past two years, as our partnered and unpartnered research has led to product candidates, our corporate collaboration strategy has evolved. In addition to seeking collaborations for our research-stage programs, we also seek to enter into collaborations for the development of compounds discovered through our research and development efforts. The timing of these collaborations may be linked to clinical results of our product candidates. As a result, we expect our net spending on research and development to increase significantly and that our corporate collaborators will fund a smaller percentage of our expenses than historically.

    We may not be able to negotiate additional corporate collaborations on acceptable terms, if at all, and these collaborations may not be successful. Our quarterly operating results may fluctuate significantly depending on the initiation of new corporate collaboration agreements or the termination of existing corporate collaboration agreements.

If we do not realize value from our retained commercialization rights, we may not achieve our commercial objectives.

    If we do not effectively exploit the commercialization rights we have retained, we may not achieve profitability. In most of our corporate collaborations, we have retained various commercialization rights for the development and marketing of pharmaceutical products, including rights for specific pharmaceutical indications or in specified geographical regions. For a description of programs for which we have retained commercialization rights, see "Business—Corporate Collaborations" in our most recent annual report on Form 10-K and any amendments thereto in subsequent filings with the SEC. We may take advantage of these currently retained rights directly or may exploit retained rights through collaborations with others. The value of these rights, if any, will be largely derived from our ability, directly or with collaborators, to develop and commercialize drugs, the success of which is also uncertain.

    The exploitation of retained commercialization rights requires sufficient capital; technological, product development, manufacturing and regulatory expertise and resources; and marketing and sales personnel. We may not be able to develop or obtain these resources in sufficient quantity, or of sufficient quality, to enable us to achieve our objectives. To the extent that we are required to rely on third parties for these resources, failure to establish and maintain our relationships will affect our ability to realize value from our retained commercialization rights. If we seek to commercialize products for which we have retained rights through joint ventures or collaborations, we may be required to relinquish material rights on terms that may not be favorable to us. We do not know whether we will be able to enter into any agreements on acceptable terms, if at all, or whether we will be able to realize any value from our retained commercialization rights.

If our competitors develop and market products that are more effective than our product candidates, our commercial opportunity will be reduced or eliminated.

    Our commercial opportunity will be reduced or eliminated if our competitors develop and market products that are more effective, have fewer side effects or are less expensive than our product candidates. With respect to our drug discovery programs, other companies have product candidates in clinical trials to treat each of the diseases for which we are seeking to discover and develop product candidates. These competing potential drugs are further advanced in development than are any of our potential products and may result in effective, commercially successful products. Even if our collaborators or we are successful in developing effective drugs, our products may not compete effectively with these products or other successful products. Our competitors may succeed in developing and marketing products that either are more effective than those that we may develop, alone or with our collaborators, or that are marketed before any products we develop are marketed.

    Our competitors include fully integrated pharmaceutical companies and biotechnology companies that currently have drug and target discovery efforts and universities and public and private research institutions. In addition, companies pursuing different but related fields represent substantial competition. Many of the organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater marketing capabilities than we do. These organizations also compete with us to:

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  attract qualified personnel;

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  attract parties for acquisitions, joint ventures or other collaborations; and

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  license proprietary technology that is competitive with the technology we are practicing.

    If our competitors successfully enter into partnering arrangements or license agreements with academic research institutions, we will then be precluded from pursuing those specific opportunities. Since each of these opportunities is unique, we may not be able to find an acceptable substitute. For additional information regarding the competition we face, see "Business—Competition" in our most recent annual report on Form 10-K and any amendments thereto reflected in subsequent filings with the SEC.

Because it is difficult and costly to protect our proprietary rights, we cannot ensure their protection.

    Our commercial success will depend, in part, on obtaining patent protection on our products and successfully defending these patents against third party challenges. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict with certainty the breadth of claims allowed in our patents and other companies' patents.

    The degree of future protection for our proprietary rights is uncertain and we cannot ensure that:

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  we were the first to make the inventions covered by each of our pending patent applications and issued patents;

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  we were the first to file patent applications for these inventions;

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  others will not independently develop similar or alternative technologies or duplicate any of our technologies;

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  any of our pending patent applications will result in issued patents;

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  any patents issued to us or our collaborators will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties;

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  we will develop additional proprietary technologies that are patentable; or

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  the patents of others will not have an adverse effect on our ability to do business.

    In addition, we could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties or if we initiate these suits.

    Others may have filed and in the future are likely to file patent applications covering genes, gene products or therapeutic products that are similar or identical to ours. We cannot assure you that any patent applications or issued patents of others will not have priority over our patent applications or issued patents. Any legal action against our collaborators or us claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require our collaborators or us to obtain a license to continue to manufacture or market the affected products and processes. We cannot predict whether we or our collaborators would prevail in any of these actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. We believe that there may be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources.

    We rely on trade secrets to protect technology where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require employees, collaborators and consultants to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary information.

    We are a party to various license agreements that give us rights to use specified technologies in our research and development processes. If we are not able to continue to license this technology on commercially reasonable terms, our product development and research may be delayed. In addition, we generally do not control the patent prosecution of in-licensed technology, and accordingly are unable to exercise the same degree of control over this intellectual property as we exercise over our internally developed technology.

    Our research collaborators and scientific advisors have rights to publish data and information in which we have rights. If we do not apply for patent protection prior to such publication or if we cannot maintain the confidentiality of our technology and other confidential information in connection with our collaborations, then our ability to receive patent protection or protect our proprietary information will be imperiled. See "Business—Patents and Other Proprietary Rights" in our most recent annual report on Form 10-K and any amendments thereto reflected in subsequent filings with the SEC.

If we are unable to contract with third parties to manufacture our products in sufficient quantities and at an acceptable cost, we may be unable to meet demand for our products and lose potential revenues.

    Completion of our clinical trials and commercialization of our product candidates require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We depend on our collaborators or third parties for the manufacture of compounds for pre-clinical, clinical and commercial purposes in their FDA-approved manufacturing facilities. Our products may be in competition with other products for access to these facilities. Consequently, our products may be subject to manufacturing delays if collaborators or outside contractors give other products greater priority than our products. For this and other reasons, our collaborators or third parties may not be able to manufacture these products in a cost-effective or timely manner. If not performed in a timely manner, the clinical trial development of our product candidates or their submission for regulatory approval could be delayed, and our ability to deliver products on a timely basis could be impaired or precluded. We may not be able to enter into any necessary third-party manufacturing arrangements on acceptable terms, if at all. Our current dependence upon others for the manufacture of our products may adversely affect our future profit margin and our ability to commercialize products on a timely and competitive basis. The manufacture of T64 is complex, and it may be difficult to efficiently manufacture or to secure an adequate supply of this compound in a timely manner or on an economical basis. We do not intend to develop or acquire facilities for the manufacture of product candidates for clinical trials or commercial purposes in the foreseeable future.

If we are unable to create sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions, we will not be able to commercialize products.

    We currently have no sales, marketing or distribution capability. In order to commercialize any products, we must internally develop sales, marketing and distribution capabilities or make arrangements with a third party to perform these services. We intend to market some products directly and rely on relationships with one or more pharmaceutical companies with established distribution systems and direct sales forces to market other products. To market any of our products directly, we must develop a marketing and sales force with technical expertise and with supporting distribution capabilities. We may not be able to establish in-house sales, marketing and distribution capabilities or relationships with third parties. To the extent that we enter into co-promotion or other licensing arrangements, our product revenues are likely to be lower than if we directly marketed and sold our products, and any revenues we receive will depend upon the efforts of third parties, which efforts may not be successful and are outside of our control.

Our ability to generate revenues will be diminished if we fail to obtain acceptable prices or an adequate level of reimbursement for our products from third-party payors.

    The continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means will limit our commercial opportunity. For example, in some foreign markets, pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that any of our collaborators or we would receive for any products in the future. Further, cost control initiatives could adversely affect our collaborators' ability to commercialize our products, and our ability to realize revenues from this commercialization.

    Our ability to commercialize pharmaceutical products, alone or with collaborators, may depend in part on the extent to which reimbursement for the products will be available from:

  •
  government and health administration authorities;

  •
  private health insurers; and

  •
  other third-party payors.

    Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third-party payors, including Medicare, are challenging the prices charged for medical products and services. Government and other third-party payors increasingly are attempting to contain health care costs by limiting both coverage and the level of reimbursement for new drugs and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. Third-party insurance coverage may not be available to patients for any products we discover and develop, alone or with collaborators. If government and other third-party payors do not provide adequate coverage and reimbursement levels for our products, the market acceptance of these products may be reduced.

If conflicts arise between our collaborators, advisors or directors and us, they may act in their self-interest, which may be adverse to your best interests.

    If conflicts arise between us and our corporate or academic collaborators or scientific advisors, the other party may act in its self-interest and not in the interest of our stockholders. Some of our corporate or academic collaborators are conducting multiple product development efforts within each disease area that is the subject of the collaboration with us. Generally, in each of our collaborations, we have agreed not to conduct independently, or with any third party, any research that is competitive with the research conducted under our collaborations. Our collaborations may have the effect of limiting the areas of research that we may pursue, either alone or with others. Our collaborators, however, may develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of these collaborations. Competing products, either developed by the collaborators or to which the collaborators have rights, may result in their withdrawal of support for our product candidates.

    Genentech, Inc. is a potential competitor of ours and is also one of our investors. David V. Goeddel, our Chief Executive Officer and a member of our board of directors, is a consultant to Genentech. A. Grant Heidrich, III, Chairman of our board of directors, serves on the board of directors of Millennium Pharmaceuticals, Inc. Millennium has publicly disclosed that it is pursuing programs that are competitive with, and may have scientific overlap with, our programs.

If we fail to obtain the capital necessary to fund our operations, we will be unable to successfully develop products.

    We expect that additional financing will be required in the future to fund operations. We do not know whether additional financing will be available when needed, or that, if available, we will obtain financing on terms favorable to our stockholders or us. We have consumed substantial amounts of cash to date and expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and development activities.

    We believe that existing cash and investment securities and anticipated cash flow from existing collaborations will be sufficient to support our current operating plan through mid-2003. We have based this estimate on assumptions that may prove to be wrong. Our future capital requirements depend on many factors that affect our research, development, collaboration and sales and marketing activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q for quarters ended subsequent to our filing of such Form 10-K with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC.

    We may raise additional financing through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we will not be able to continue developing our products.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products.

    The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. We currently carry clinical trial insurance but do not carry product liability insurance. We or our corporate collaborators may not be able to obtain insurance at a reasonable cost, if at all. While under various circumstances we are entitled to be indemnified against losses by our corporate collaborators, indemnification may not be available or adequate should any claim arise.

If our officers, directors and largest stockholders choose to act together, they may be able to control our management and operations, acting in their best interests and not necessarily those of other stockholders.

    As of June 30, 2001, our directors, executive officers and holders of 5% or more of our outstanding common stock and their affiliates beneficially owned approximately 37.8% of our common stock. Accordingly, they collectively have the ability to determine the election of all of our directors and to determine the outcome of most corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders.

    In particular, as of June 30, 2001, BZ Group Holding Limited, together with its subsidiaries, including Pharma Vision AG, beneficially owned approximately 24.7% of our outstanding common stock. David V. Goeddel, our Chief Executive Officer and a member of our board of directors, is a member of the board of directors of Pharma Vision. BZ Group Holding Limited and Pharma Vision are not parties to any standstill or other agreement limiting their ability to acquire additional shares of our capital stock and may in the future, through open market purchases or otherwise, acquire additional shares of our common stock.

Our stock price may be volatile, and your investment in our stock could decline in value.

    The market prices for securities of biotechnology companies, including our stock price, have been highly volatile and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our securities:

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  market conditions for pharmaceutical and biotechnology stocks generally;

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  announcements of technological innovations or new commercial products by our competitors or us;

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  developments concerning proprietary rights, including patents;

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  developments concerning our collaborations;

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  publicity regarding actual or potential medical results relating to products under development by our competitors or us;

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  regulatory developments in the United States and foreign countries;

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  litigation;

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  economic and other external factors or other disasters or crises; or

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  period-to-period fluctuations in financial results.

The securities we are offering may not develop an active public market, which could depress the resale price of the securities.

    The securities we are offering, other than our common stock, will be new issues of securities for which there is currently no trading market. We cannot predict whether an active trading market for the securities will develop or be sustained. If an active trading market were to develop, the securities could trade at prices that may be lower than the initial offering price of the securities.

If we use biological and hazardous materials in a manner that causes injury or violates laws, we may be liable for damages.

    Our research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant.

Anti-takeover provisions in our charter documents and under Delaware law may make an acquisition of us, which may be beneficial to our stockholders, more difficult.

    Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions:

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  establish that members of the board of directors may be removed only for cause upon the affirmative vote of stockholders owning at least two-thirds of our capital stock;

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  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

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  limit who may call a special meeting of stockholders;

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  prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

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  establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

FORWARD-LOOKING INFORMATION

    This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are subject to the "safe harbor" created by those sections. These forward-looking statements include but are not limited to statements about:

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  our strategy;

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  the progress of our research programs, including clinical testing;

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  sufficiency of our cash resources;

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  revenues from existing and new collaborations;

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  product development;

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  our research and development and other expenses; and

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  our operations and legal risks.

    These forward-looking statements are generally identified by words such as "expect," "anticipate," "intend," "believe," "hope," "assume," "estimate," "plan," "will" and other similar words and expressions. Discussions containing these forward-looking statements may be found, among other places, in "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q for the quarters ended subsequent to our filing of such Form 10-K with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this prospectus. The risks contained on pages 3 through 13 of this prospectus, among other things, should be considered in evaluating our prospects and future financial performance.

RATIO OF EARNINGS TO FIXED CHARGES

    Our earnings were insufficient to cover fixed charges in each of the years in the five-year period ended December 31, 2000 and in the six-month period ended June 30, 2001. "Earnings" consist of income before taxes or loss from continuing operations, excluding the cumulative effect of a change in accounting principle, plus fixed charges, and "fixed charges" consist of interest expense incurred and the portion of rental expense deemed by us to be representative of the interest factor of rental payments under leases. The extent to which earnings were insufficient to cover fixed charges is as follows:

	Years Ended December 31,
						Six Months Ended June 30, 2001
	1996	1997	1998	1999	2000
	(in thousands)
Deficiency of earnings available to cover fixed charges	$5,480	$25,374	$10,539	$25,538	$38,457	$21,108

USE OF PROCEEDS

    Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of our securities for research and development and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own. Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 145 million shares of common stock, $.001 par value, and five million shares of preferred stock, $.001 par value. As of June 30, 2001, there were 49,162,655 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

    The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of Tularik, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon the completion of this offering will be, fully paid and non-assessable.

Preferred Stock

    Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to five million shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent our having a change in control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock. We have no current plans to issue any of the authorized preferred stock.

Registration Rights

    As of the date hereof, holders of approximately 8.6 million shares of common stock, including shares issuable upon exercise of outstanding warrants to purchase shares of common stock, or their transferees, are entitled to certain rights with respect to registration of those shares under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of others, the holders of these shares are entitled to notice of the registration and are entitled to include, at our expense (other than applicable underwriting discounts and commissions), their shares of common stock in the registration and any related underwriting, provided, among other conditions, that the underwriters may limit the number of shares to be included in the registration. In addition, the holders of these shares may require us, at our expense (other than applicable underwriting discounts and commissions) and on not more than one occasion, to file a registration statement under the Securities Act with respect to their shares of common stock, and we will be required to use our best efforts to effect the registration. Further, the holders may require us at our expense (other than applicable underwriting discounts and commissions) to register their shares on Form S-3, subject to certain limitations.

Anti-Takeover Effects of Provisions of Charter Documents

    Our amended and restated certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Additionally, our certificate of incorporation:

  •
  does not provide for the use of cumulative voting in the election of directors;

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  provides that the authorized number of directors may be changed only by resolution of our board of directors; and

  •
  authorizes our board of directors to issue blank check preferred stock to increase the amount of outstanding shares.

    Our amended and restated bylaws provide that candidates for director may be nominated only by our board of directors or by a stockholder who gives written notice to us no later than 60 days prior nor earlier than 90 days prior to the first anniversary of the last annual meeting of stockholders. Our board of directors currently consists of five members, who will be elected at each annual meeting of our stockholders. Our board of directors may appoint new directors to fill vacancies or newly created directorships. Our bylaws also limit who may call a special meeting of stockholders.

    Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our securities. We are not subject to Section 203 of the Delaware General Corporation Law.

Transfer Agent and Registrar

    The transfer agent and registrar for our common stock is Wells Fargo Bank Minnesota, National Association. Its address is 161 North Concord Exchange, South St. Paul, MN 55075-1139 and its telephone number is (800) 468-9716.

DESCRIPTION OF DEBT SECURITIES

    The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

    We will issue the senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term "indentures" to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939. We use the term "debenture trustee" to refer to either the senior trustee or the subordinated trustee, as applicable.

    The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

    We conduct some of our operations through our subsidiaries. Our rights and the rights of our creditors, including holders of debt securities, to the assets of any subsidiary of ours upon that subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Our subsidiaries' creditors would include trade creditors, debt holders, secured creditors and taxing authorities. Except as we may provide in a prospectus supplement, neither the debt securities nor the indentures restrict us or any of our subsidiaries from incurring indebtedness.

General

    We will describe in each prospectus supplement the following terms relating to a series of notes:

  •
  the title;

  •
  any limit on the amount that may be issued;

  •
  whether or not we will issue the series of notes in global form, the terms and who the depository will be;

  •
  the maturity date;

  •
  whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

  •
  the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

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  whether or not the notes will be secured or unsecured, and the terms of any secured debt;

  •
  the terms of the subordination of any series of subordinated debt;

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  the place where payments will be payable;

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  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

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  the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional or provisional redemption provisions;

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  the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of notes and the currency or currency unit in which the debt securities are payable;

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  whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

  •
  whether we will be restricted from incurring any additional indebtedness;

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  a discussion of any material or special United States federal income tax considerations applicable to the notes;

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  information describing any book-entry features;

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  provisions for a sinking fund purchase or other analogous fund, if any;

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  any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amount with respect to any debt security;

  •
  the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

  •
  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms which may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

    We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours or a third party. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

    The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

    If the debt securities are convertible for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

    The following are events of default under the indentures with respect to any series of notes that we may issue:

  •
  if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

  •
  if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

  •
  if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

  •
  if specified events of bankruptcy, insolvency or reorganization occur.

    If an event of default with respect to notes of any series occurs and is continuing, other than an event of default specified in the last two bullet points above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last two bullet points above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

    The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

    Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

  •
  the direction so given by the holder is not in conflict with any law or the applicable indenture; and

  •
  subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

    A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

  •
  the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

  •
  the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

    These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

    We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

    We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

  •
  to fix any ambiguity, defect or inconsistency in the indenture;

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  to comply with the provisions described above under "Consolidation, Merger or Sale";

  •
  to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

  •
  to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

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  to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

  •
  to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

  •
  to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

  •
  extending the fixed maturity of the series of notes;

  •
  reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any notes; or

  •
  reducing the percentage of notes, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

    Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

  •
  register the transfer or exchange of debt securities of the series;

  •
  replace stolen, lost or mutilated debt securities of the series;

  •
  maintain paying agencies;

  •
  hold monies for payment in trust;

  •
  recover excess money held by the debenture trustee;

  •
  compensate and indemnify the debenture trustee; and

  •
  appoint any successor trustee.

    In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

    We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See "Legal Ownership of Securities" for a further description of the terms relating to any book-entry securities.

    At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

    Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

    We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

    If we elect to redeem the notes of any series, we will not be required to:

  •
  issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

  •
  register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Debenture Trustee

    The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

    Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

    We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

    All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

    The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Notes

    The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

LEGAL OWNERSHIP OF SECURITIES

    We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

    We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

    Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

    As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

    We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

    For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

    Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

    For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

    If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle a request for the holders' consent, if ever required;

  •
  whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

  •
  how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

    A global security is a security which represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

    Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

    A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "—Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

    If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

    As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

    If securities are issued only in the form of a global security, an investor should be aware of the following:

  •
  An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

  •
  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

  •
  An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

  •
  An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

  •
  The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

  •
  The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

  •
  Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

    In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

    The global security will terminate when the following special situations occur:

  •
  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

  •
  if we notify any applicable trustee that we wish to terminate that global security; or

  •
  if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

    The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

    We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. The prospectus supplement will describe the terms of the offering of the securities, including:

  •
  the name or names of any underwriters, if any;

  •
  the purchase price of the securities and the proceeds we will receive from the sale;

  •
  any over-allotment options under which underwriters may purchase additional securities from us;

  •
  any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or market on which the securities may be listed.

    Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

    If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

    We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

    We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

    We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

    All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

    Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

    Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

    The validity of the securities being offered hereby will be passed upon by Cooley Godward LLP, Palo Alto, California. As of the date of this prospectus, certain partners and associates of Cooley Godward LLP own an aggregate of 1,346 shares of our common stock.

EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

    We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock and debt securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661 and at Seven World Trade Center, New York, NY 10048. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

    The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the shares covered by this prospectus.

    The following documents filed with the SEC are incorporated by reference in this prospectus:

  1.
  Our annual report on Form 10-K for the year ended December 31, 2000;

  2.
  Our quarterly report on Form 10-Q for the quarter ended March 31, 2001;

  3.
  Our quarterly report on Form 10-Q for the quarter ended June 30, 2001;

  4.
  Our report on Form 8-K filed with the SEC on July 25, 2001; and

  5.
  The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on December 7, 1999.

    We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Tularik Inc., Attention: Corporate Secretary, Two Corporate Drive, South San Francisco, CA 94080, telephone: (650) 825-7000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

    The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the registration fee.

SEC registration fee	$62,500
Accounting fees and expenses	15,000
Legal fees and expenses	150,000
Printing and miscellaneous expenses	72,500

Total	$300,000

Item 15. Indemnification of Officers and Directors.

    As permitted by Delaware law, our amended and restated certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of duty of loyalty to us or to our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived an improper personal benefit.

    Our amended and restated certificate of incorporation further provides that we must indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

    We have entered into indemnification agreements with each of our directors and certain officers. These agreements, among other things, require us to indemnify each director and officer for certain expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Tularik, arising out of the person's services as our director or officer, or as the director or officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

    The underwriting agreement (Exhibit 1.1) will provide for indemnification by any underwriters of Tularik, our directors, our officers who sign the registration statement and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

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Item 16. Exhibits and Financial Statement Schedules.

(a)
Exhibits

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement (1).
3.1	Amended and Restated Certificate of Incorporation (2).
3.2	Amended and Restated Bylaws (3).
4.1	Specimen Common Stock Certificate (4).
4.2	Form of Senior Debt Indenture.
4.3	Form of Subordinated Debt Indenture.
4.4	Form of Senior Note (1).
4.5	Form of Subordinated Note (1).
5.1	Opinion of Cooley Godward LLP.
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
25.1	Statement of Eligibility of Trustee under the Senior Debt Indenture.
25.2	Statement of Eligibility of Trustee under the Subordinated Debt Indenture.

(1)
To be filed as an exhibit to a current report of the registrant on Form 8-K and incorporated herein by reference.

(2)
Filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended March 31, 2000 and incorporated herein by reference.

(3)
Filed as an exhibit to our registration statement on Form S-3, as amended (File No. 333-65232) and incorporated herein by reference.

(4)
Filed as an exhibit to our registration statement on Form S-1, as amended (File No. 333-89177) and incorporated herein by reference.

Item 17. Undertakings

    The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

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    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Forms S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities it offers, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of this offering.

  (4)
  That: (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5)
  That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (6)
  To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC this form of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on August 13, 2001.

TULARIK INC.
By:	/s/ CORINNE H. LYLE Corinne H. Lyle Chief Financial Officer

    Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints David V. Goeddel, Corinne H. Lyle and William J. Rieflin, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID V. GOEDDEL David V. Goeddel	Chief Executive Officer and Director (Principal Executive Officer)	August 13, 2001
/s/ CORINNE H. LYLE Corinne H. Lyle	Chief Financial Officer (Principal Financial and Accounting Officer)	August 13, 2001
/s/ A. GRANT HEIDRICH, III A. Grant Heidrich, III	Director	August 13, 2001

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/s/ PAUL A. MARKS Paul A. Marks	Director	August 13, 2001
/s/ EDWARD R. MCCRACKEN Edward R. McCracken	Director	August 13, 2001
/s/ STEVEN L. MCKNIGHT Steven L. McKnight	Director	August 13, 2001

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INDEX TO EXHIBITS

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement (1).
3.1	Amended and Restated Certificate of Incorporation (2).
3.2	Amended and Restated Bylaws (3).
4.1	Specimen Common Stock Certificate (4).
4.2	Form of Senior Debt Indenture.
4.3	Form of Subordinated Debt Indenture.
4.4	Form of Senior Note (1).
4.5	Form of Subordinated Note (1).
5.1	Opinion of Cooley Godward LLP.
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
25.1	Statement of Eligibility of Trustee under the Senior Debt Indenture.
25.2	Statement of Eligibility of Trustee under the Subordinated Debt Indenture.

(1)
To be filed as an exhibit to a current report of the registrant on Form 8-K and incorporated herein by reference.

(2)
Filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended March 31, 2000 and incorporated herein by reference.

(3)
Filed as an exhibit to our registration statement on Form S-3, as amended (File No. 333-65232) and incorporated herein by reference.

(4)
Filed as an exhibit to our registration statement on Form S-1, as amended (File No. 333-89177) and incorporated herein by reference.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
TULARIK
THE SECURITIES WE MAY OFFER
RISK FACTORS
FORWARD-LOOKING INFORMATION
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEBT SECURITIES
LEGAL OWNERSHIP OF SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS